Exhibit 9(d)

                                                                    May 6, 1994

The Premium Portfolios
Elizabethan Square - Second Floor
Grand Cayman, Cayman Islands

Re: International Equity Portfolio


Dear Sirs:

This letter will confirm the agreement of the undersigned, Signature Financial Group (Cayman), Ltd. ("SFCG"), to pay all of the expenses of International Equity Portfolio (the "Fund"), a series of The Premium Portfolios (the "Trust"), described in the Registration Statement on Form N-1A of the Fund filed with the Securities and Exchange Commission on March 21, 1994 (as amended from time to time) (the "Registration Statement"), other than fees payable under the Investment Advisory Agreement, Administrative Services Agreement, Placement Agency Agreement or any Shareholder Servicing Agreement referred to in the Registration Statement, and other than the amortization of expenses relating to the organization of the Fund. All of the operating expenses paid by SFGC pursuant to this letter agreement shall be subject to reimbursement from the Fund. To accomplish such reimbursement, the Trust hereby agrees to pay to SFGC an expense reimbursement fee from the Fund, in addition to the administrative services payable pursuant to such Administrative Services Agreement, estimated and accrued daily and paid monthly in an amount such that immediately after any such payment the aggregate expenses of the Fund would not on a per annum basis exceed 1.35% of the Fund's average daily net assets.

Upon execution, this agreement shall be effective retroactively as if in full force and effect since April 29, 1994. This agreement shall terminate on the earlier to occur of April 30, 2004 or the date on which the aggregate amount of the expense reimbursement fees paid to SFGC hereunder equals the aggregate of the reimbursable expenses paid by SFGC pursuant hereto, unless sooner terminated by mutual agreement of the parties or pursuant to the following sentence. In the event that the Administrative Services Agreement between the Trust (on behalf of the Fund) and SFGC shall cease to be in full force and effect, SFGC may, at its option, upon not less than 30 days nor more than 60 days written notice to the Trust, terminate this agreement.

In the event that SFGC terminates this Agreement, it shall continue to receive the fee provided hereunder until such time as this agreement would otherwise have been terminated pursuant to the first sentence of the preceding paragraph.

If the foregoing correctly sets forth our agreement, kindly so confirm by signing this letter in the space indicated for signature on behalf of the Trust below.

                                       Very truly yours,

                                       Signature Financial Group (Cayman), Ltd.


                                       By: James B. Craver
                                          -------------------------------------
                                           James B. Craver
                                           Vice President


Agreed:

The Premium Portfolios


By: James B. Craver
    James B. Craver
    Treasurer & Secretary